EXHIBIT 10.1

FIRST AMENDMENT TO THE
STEPHEN H. WACKNITZ
EMPLOYMENT AGREEMENT

This First Amendment (“First Amendment”) to that certain Employment Agreement dated June 30, 2007, with an effective date of May 1, 2007 (the “Original Agreement”) is entered into as of March 10, 2008, and shall be deemed effective as of July 1, 2007, by and between Stephen H. Wacknitz, an individual (“Executive”), and Temecula Valley Bank (“Bank”).

R E C I T A L

At the request of Executive, and pursuant to the recommendation of the Executive Officer Compensation Committee, with such recommendations adopted by the Bank's Board of Directors on July 25, 2007, Bank and Executive wish to amend the Original Agreement as provided in this First Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby agree and consent to the amendment of the Original Agreement, effective on the date hereof, as follows:

1.           Section 4.C of the Original Agreement is hereby deleted and replaced with the following:

“C.           Medical and Life Insurance Benefits.  Bank shall provide for Executive, in accordance with Bank's policy now in effect or as shall be amended from time to time, participation in a comprehensive major medical (“Medical Benefits”) and dental, with life insurance benefits, equivalent to the maximum available from time to time for an employee of Executive's salary level. Any such insurance for which Executive votes in favor as a director, or endorses as an officer, shall be deemed to meet the requirements of this Section. At any time Medical Benefits are not provided by Bank to Executive during his lifetime, Bank shall pay insurance premiums for substantially similar medical benefits, at a cost to Bank not to exceed $1,500 per month (with Executive to pay any excess premium); provided, however, that at any time Bank is unable to provide such a benefit due to the actions of a third party (i.e. no insurance company will provide such coverage), then Executive may obtain his own insurance and, in connection with such insurance, Bank will contribute the lesser of: (i) $1,500 per month (with Executive to pay any excess premium); or (ii) the amount of the monthly premium charged to Executive (collectively, the “Other Medical Benefit”). Term life insurance benefits shall be provided to Executive, at Bank's expense during the Term, in an amount not less than $250,000 until age 75, with Executive to be entitled to make an irrevocable designation of the beneficiary and owner of the policy thereunder. Executive's Salary Continuation Agreement with Bank currently in effect shall be maintained by Bank in accordance with its terms.”

2.           Section 4.D of the Original Agreement is hereby deleted and replaced with the following:

“D.           Bonus.  For each calendar year within the Term, Executive shall be entitled to an Incentive Bonus determined in accordance with this Section if the Threshold Test is met. The Threshold Test shall be deemed to have been met if one or more of the following exists: (i) Bank's regular outside independent loan reviewer gives a favorable review of the loan quality of Bank at, or within four months of, the end of the year; (ii) net loan losses for the year do not exceed one percent of gross outstanding loans at the beginning of the year; or (iii) the latest report of supervisory activity of Bank by the Bank's principal state or federal regulator rates Bank no less than satisfactory. The Incentive Bonus shall equal 4 % of "Company Profits" until July 1, 2007, and beginning July 1, 2007 and thereafter, the Incentive Bonus shall equal 3.5% of Company Profits. For purposes of this Section 4.D, “Company Profits” shall mean the net income of Temecula Valley Bancorp Inc. (“Company”) before income taxes and before the effect of this bonus or any other bonuses which are based on the profits of Bank and/or Company. The Incentive Bonus shall be paid on or before March 15 of the calendar year following the year in which it was earned.”

3.           Continued Effect.  Except as otherwise expressly provided herein, the Original Agreement continues in full force and effect, in accordance with its terms.

4.           Miscellaneous.  This First Amendment will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. This First Amendment constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior written and oral agreements, representations and commitments, if any, between the parties with respect to such subjects. This First Amendment may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the effective date established in the first paragraph of this First Amendment.

EXECUTIVE

/s/  STEPHEN H. WACKNITZ
Stephen H. Wacknitz

TEMECULA VALLEY BANK

By:           /s/  DONALD A. PITCHER
Donald A. Pitcher
Chief Financial Officer